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                                                                    Exhibit 12.1

URS CORPORATION AND CONSOLIDATED SUBSIDIARIES COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                                     YEAR ENDED OCTOBER 31,
                                              -----------------------------------------------------------------
                                                 1999          2000          2001          2002          2003
                                              ---------     ----------    ----------    ----------    ---------
                                                            (IN THOUSANDS, EXCEPT FOR RATIO DATA)
Fixed charges:
   Interest expense ......................    $  34,589     $  71,861     $  65,589     $  55,705     $  83,571
   Amortization of debt discount .........        1,587         3,467         3,663         4,220         7,496
   Interest portion of rentals (1) .......       16,709        23,389        25,484        27,229        30,671
   Preference security dividend
    requirement (2) ......................        6,060        15,297        16,629         9,808            --
                                              ---------     ---------     ---------     ---------     ---------
     Fixed charges subtotal ..............       58,945       114,014       111,365        96,962       121,738
                                              ---------     ---------     ---------     ---------     ---------
Earnings:
   Income before taxes ...................       66,281        91,598       104,152        91,111        96,834
   Fixed charges included in earnings ....       58,945       114,014       111,365        96,962       121,738
                                              ---------     ---------     ---------     ---------     ---------
     Earnings available before fixed
       charges ...........................      125,226       205,612       216,517       188,073       218,572
   Less: Preference security dividend
         requirement (2) .................       (6,060)      (15,297)      (16,629)       (9,808)           --
                                              ---------     ---------     ---------     ---------     ---------
     Earnings subtotal ...................    $ 119,166     $ 190,315     $ 198,888     $ 178,265     $ 218,572
                                              ---------     ---------     ---------     ---------     ---------

Ratio of earnings to fixed charges .......          2.0           1.7           1.8           1.8           1.8
                                              =========     =========     =========     =========     =========

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(1)      Calculated as one-third of operating rental expense.

(2) The preferred stock dividend requirement is included in fixed charges (i.e. the denominator of the ratio calculation) but excluded from earnings (i.e. the numerator of the ratio calculation) because the amount of such preferred stock dividend requirement was not deducted in arriving at the registrants pre-tax income.